SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

BARR PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BARR PHARMACEUTICALS, INC.

400 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
(201) 930-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

      The Annual Meeting of Stockholders of Barr Pharmaceuticals, Inc. (the “Company”) will be held on October 28, 2004, at 10:00 a.m. local time, at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677, for the following purposes, as more fully described in the accompanying Proxy Statement:

1. to elect nine directors to serve for the coming year and until their successors are named and qualified;

2. to ratify the Audit Committee’s selection of the Company’s independent auditors for the fiscal year ending June 30, 2005; and

3. to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      Only holders of record of the Company’s Common Stock at the close of business on September 3, 2004 are entitled to receive notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.

      Whether or not you plan to attend the Annual Meeting, each stockholder is requested to promptly mark, sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. You may also vote your shares on the Internet or by telephone. Voting instructions are printed on your proxy card.

By Order of the Board of Directors

FREDERICK J. KILLION
Corporate Secretary

September 28, 2004

i

BARR PHARMACEUTICALS, INC.

400 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
(201) 930-3300

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

October 28, 2004

VOTING RIGHTS, PROXIES AND SOLICITATION

Date, Time and Place of Meeting

      We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Barr Pharmaceuticals, Inc. (“Barr,” the “Company,” “we,” or “us”), a Delaware corporation, for use at our 2004 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on October 28, 2004 at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677, and at any adjournment or postponement thereof. It is anticipated that we will begin mailing this Proxy Statement, together with the form of proxy, to our stockholders on or about September 28, 2004.

Webcast of Annual Meeting

      Our Annual Meeting will be webcast on October 28, 2004 at 10:00 a.m. New York time. Please visit our homepage at www.barrlabs.com, and click on the Investor Relations link followed by the Calendar of Events link to view the webcast live or to access an archived replay until December 31, 2004.

Proxies

      A proxy card for use at the Annual Meeting and a return postage-paid envelope for the proxy card are enclosed. If your proxy is properly executed and timely received, and it is not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy. If you sign and return your proxy card but do not give voting instructions, the persons acting under the proxy will vote the shares represented thereby for the election of each of the director nominees listed in Proposal No. 1 below and for approval of Proposal No. 2, which is discussed below. As far as we know, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.

Revocability and Voting of Proxies

      Any stockholder who has executed and returned a proxy card or properly voted by telephone or Internet and who for any reason wishes to revoke or change his or her proxy may do so by (1) attending the Annual Meeting in person and voting the shares represented by such proxy, (2) duly executing and delivering a later-dated proxy for the Annual Meeting at any time before the commencement of the Annual Meeting, or (3) delivering written notice of revocation to the Secretary of the Company at the above address at any time before the commencement of the Annual Meeting.

      Please note that any stockholder whose shares are held of record by a broker, bank or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such stockholders may not vote in person at the Annual Meeting unless the stockholder obtains a legal proxy from the broker, bank or other nominee. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting Securities and Stockholders Entitled to Vote

      Holders of our common stock, par value $.01 per share (the “Common Stock”), at the close of business on September 3, 2004 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of that date, there were 104,262,087 shares of our Common Stock outstanding, each entitled to one vote.

Requirements for a Quorum

      The presence of holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Solicitation of Proxies; Solicitation Costs

      The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company for use at the Annual Meeting. We will pay the costs of preparing, printing and mailing the Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and our Annual Report for the fiscal year ended June 30, 2004. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by our directors, officers or regular employees acting without special compensation. We have hired Mellon Investor Services LLC (“Mellon”) to distribute and solicit proxies. We will pay Mellon a fee of approximately $10,500, plus reasonable out-of-pocket expenses for this service.

How to Vote

Vote by Telephone

      Using any touch-tone telephone, you can vote by calling the toll-free number on your proxy card. Have your proxy in hand when you call, and when prompted, enter your control number as shown on your proxy card. Follow the voice prompts to vote your shares.

Vote on the Internet

      You can also choose to vote on the Internet. The web site for Internet voting is http://www.eproxy.com/brl. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, shown on your proxy card, to create and submit an electronic ballot.

Vote by Mail

      You can submit your proxy by mailing it in the postage-paid envelope provided.

Voting at the Annual Meeting

      The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Required Votes

      Directors are elected by a plurality of votes of the shares of Common Stock present (either in person or by proxy) and entitled to vote in the election of directors at the Annual Meeting, which means that the nine nominees with the most votes will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

      Approval of the proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP, Certified Public Accountants, as the Company’s independent auditors at the Annual Meeting requires an affirmative vote of the majority of the shares present (either in person or by proxy) and entitled to be voted at the Annual Meeting. Abstentions have the effect of a vote “against” this Proposal No. 2. Broker non-votes will not be counted as cast on the matter and will have no effect on the outcome of the vote on Proposal No. 2.

List of Stockholders

      The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at our principal executive offices at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, by contacting Frederick J. Killion, the Company’s Corporate Secretary, at the address listed immediately above, telephone (201) 930-3300.

CORPORATE GOVERNANCE AND BOARD MATTERS

Introduction

      Beginning in 2003, our Board of Directors undertook a comprehensive review and evaluation of the Company’s corporate governance practices in light of the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission (“SEC”) regulations implementing this legislation, and the SEC’s approval in November 2003 of final NYSE corporate governance listing standards. In response to emerging requirements, the Board at its May and August 2004 board meetings formalized its corporate governance guidelines, approved a revised code of business conduct and ethics applicable to the Company’s directors, management and other Company employees, and approved a new charter for each Board committee. The Company’s corporate governance documents codify our existing corporate governance practices and policies. The Board periodically reviews and updates these documents as it deems necessary and appropriate.

Director Independence

      As set forth in the Company’s Corporate Governance Principles, the Company defines an “independent” director as a director who meets the NYSE definition of independence, as determined by the Board. The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that the following directors have no material relationship with the Company and, accordingly, are independent under these standards, as currently in effect: George P. Stephan, Harold N. Chefitz, Richard R. Frankovic, Jack M. Kay, Peter R. Seaver and James S. Gilmore, III.

Meetings of the Board of Directors

      During the fiscal year ended June 30, 2004, the Board of Directors met 11 times. Each director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by all committees on which he or she served. Directors are expected to attend annual meetings of stockholders, and each director attended the 2003 Annual Meeting of Stockholders.

      The Board of Directors convenes executive sessions of non-management directors without Company management at least twice a year during regularly scheduled meetings of the Board of Directors. The Board has an independent director, Peter R. Seaver, who has been designated as the Lead Independent Director. The Lead Independent Director is responsible for presiding at the executive sessions of the non-management directors. In addition, the independent directors meet in executive session at least annually. Board committee chairs preside at executive sessions of their respective committees.

Committees of the Board of Directors

      The Board has four standing committees — an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Business Development Committee. Their functions and membership are described below.

Audit Committee

      The Audit Committee consists of the following members of the Company’s Board of Directors: George P. Stephan (Chairman), Harold N. Chefitz and Richard R. Frankovic. The role of the Audit Committee is governed by a newly adopted Charter adopted by the Board in May 2004, a copy of which is attached as Annex A to this Proxy Statement and is available on the Company’s website at www.barrlabs.com, under the “Investor Relations” heading. Pursuant to its Charter, the Audit Committee’s functions include the following:

•	being directly responsible for the appointment, compensation, retention and evaluation of the work of the Company’s independent auditors;

•	approving in advance all audit and permissible non-audit services to be provided by the independent auditors;

•	establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent auditors;

•	considering at least annually the independence of the independent auditors;

•	reviewing and discussing with management and the independent auditors the financial statements of the Company as well as earnings press releases and accounting policies;

•	receiving reports from the independent auditors and management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s internal controls;

•	reviewing and discussing the internal audit function;

•	overseeing the Company’s compliance with the Company’s Code of Business Ethics and Conduct; and

•	establishing procedures for handling complaints regarding accounting, internal accounting controls and auditing matters.

      The Audit Committee has adopted a policy and procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by Deloitte & Touche LLP for the Company before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services, and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved by the Committee. Any other services to be provided by the independent auditors must be separately pre-approved by the Audit Committee. The Audit Committee has delegated to the Committee chair the authority to pre-approve services in amounts up to $250,000 per engagement. Services pre-approved pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Vice President, Internal Audit reports quarterly to the Audit Committee on the status of pre-approved services, including projected fees.

      The Board has determined that each of the members of the Audit Committee is “independent” as defined in the NYSE listing standards and SEC Rule 10A-3. In addition, the Board has determined that all of the members of the Audit Committee meet the New York Stock Exchange standard of having accounting or related financial management expertise. The Board has also determined that at least one member of the Audit

Committee, George P. Stephan, meets the SEC criteria of an “audit committee financial expert.” The Audit Committee held 8 meetings during the fiscal year ended June 30, 2004.

Compensation Committee

      The Compensation Committee consists of the following members of the Company’s Board of Directors: Harold N. Chefitz (Chairman), Richard R. Frankovic, James S. Gilmore III, Peter R. Seaver and George P. Stephan. The role of the Compensation Committee is governed by a newly adopted Charter adopted by the Board in May 2004, a copy of which is available on the Company’s website at www.barrlabs.com, under the “Investor Relations” heading. Pursuant to its Charter, the Compensation Committee’s functions include the following:

•	determining compensation for the Company’s chief executive officer, and reviewing and approving the compensation of other executive officers;

•	adopting, amending and administering the Company’s employee compensation plans;

•	reviewing and approving contractual relationships between the Company or its subsidiaries and any officer or director relating to employment, severance, retirement or compensation; and

•	producing the Compensation Committee’s report on executive compensation to be included in the Company’s proxy statements.

      Certain of these functions are subject to consultation with, advice from or ratification by the Board of Directors as the Committee determines appropriate. The Board has determined that each of the members of the Compensation Committee is “independent” as defined in the NYSE listing standards. The Compensation Committee met 4 times during the fiscal year ended June 30, 2004.

Corporate Governance and Nominating Committee

      The Corporate Governance and Nominating Committee (the “CGN Committee”) consists of the following members of the Company’s Board of Directors: Peter R. Seaver (Chairman), Harold N. Chefitz, Richard R. Frankovic, James S. Gilmore III, and George P. Stephan. The role of the CGN Committee is governed by a Charter adopted by the Board in May 2004, a copy of which is available on the Company’s website at www.barrlabs.com, under the “Investor Relations” heading. Pursuant to its Charter, the CGN Committee’s functions include the following:

•	identifying, evaluating and recommending to the Board of Directors qualified director candidates;

•	assessing the contributions and independence of incumbent directors;

•	developing and recommending to the Board of Director corporate governance principles; and

•	performing a leadership role in shaping the Company’s corporate governance.

      The Board has determined that each of the members of the CGN Committee is “independent” as defined in the NYSE listing standards. The CGN Committee met 2 times during the fiscal year ended June 30, 2004.

Business Development Committee

      The Business Development Committee consists of the following members of the Company’s Board of Directors: Bruce L. Downey (Chairman), Jack M. Kay, Paul M. Bisaro and Carole S. Ben-Maimon. The Business Development Committee is responsible for working with the Board of Directors to evaluate business opportunities that are presented to the Company from time to time. The Business Development Committee may consist of both independent and non-independent directors. While there were no formal meetings during the fiscal year ended June 30, 2004, the Business Development Committee regularly met with the full Board of Directors during regularly scheduled and special board meetings.

Corporate Governance Principles

      In August 2004, the Company adopted Corporate Governance Principles, a copy of which is attached as Annex B to this Proxy Statement and is available on the Company’s website at www.barrlabs.com, under the “Investor Relations” heading. The Corporate Governance Principles serve as a framework for the governance of the Company. The CGN Committee reviews the Corporate Governance Principles annually and recommends changes to the full Board as appropriate.

Consideration of Director Nominees

      In evaluating director nominees, the CGN Committee considers a variety of criteria, including an individual’s character and integrity, business, professional and personal background, skills, current employment, community service, and ability to commit sufficient time and attention to the activities of the Board. The CGN Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of backgrounds and perspectives on the Board.

      The CGN Committee employs a variety of methods for identifying and evaluating director nominees. The CGN Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the CGN Committee considers various potential candidates for director. Candidates may come to the CGN Committee’s attention through current Board members, stockholders or other persons.

      After the CGN Committee identifies a potential candidate, there is generally a mutual exploration process, during which the Company seeks to learn more about a candidate’s qualifications, background, and level of interest in the Company, and the candidate has the opportunity to learn more about the Company. A candidate may meet with members of the CGN Committee, other directors, and senior management. Based on information gathered during the course of this process, the CGN Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by the Company’s stockholders.

      The policy of the CGN Committee, as set forth in the Company’s Corporate Governance Principles, is to consider nominations submitted by stockholders in accordance with the advance notice provisions of the Company’s bylaws, which provisions are discussed below under “Stockholder Proposals for the 2005 Annual Meeting.” The Committee evaluates stockholder nominees based on the same criteria it uses to evaluate nominees from other sources.

Compensation of Directors

      During the fiscal year ended June 30, 2004, non-employee directors received quarterly retainers of $12,500 covering their attendance at Board meetings and participation in committee meetings, with committee chairmen receiving an additional $2,500. For fiscal year ending June 30, 2005, all non-employee directors will receive quarterly retainers of $12,500. Committee Chairmen (other than the Audit Committee Chairman) will receive an additional $2,500 per calendar quarter. The Chairman of the Audit Committee will receive an additional $3,125 per calendar quarter and members of the Audit Committee will receive an additional $1,250 per calendar quarter. In addition, under our 2002 Stock Option Plan for Non-Employee Directors, as amended (the “2002 Non-Employee Director Plan”), each continuing non-employee director receives an annual option grant to purchase 7,500 shares at an option price equal to 100% of the fair market value of the common stock on the date of grant. Options granted to continuing non-employee directors have ten-year terms and become exercisable in full on the date of the first annual stockholders’ meeting immediately following the date of the grant. Employee directors do not receive separate compensation for Board service, but are reimbursed for attendance expenses. The Compensation Committee annually reviews the compensation of non-employee directors. Director compensation is set by the Board based upon the recommendation of the Compensation Committee.

Code of Business Conduct and Ethics

      The Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to all Barr Pharmaceuticals, Inc. companies, their officers, directors and employees. The Code is available on the Company’s website at www.barrlabs.com, under the “Investor Relations” heading. To the extent required by SEC rules and NYSE listing standards, we intend to disclose future amendments to, or waivers from, certain provisions of the Code on the Company’s website within two business days following the date of such amendment or waiver.

Communications with the Board

      The Company has a process for stockholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the Corporate Secretary, 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677. Communications intended for a specific director or directors (such as the Lead Independent Director or all non-management directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications.

Communications with the Audit Committee

      The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“accounting matters”) and regarding potential violations of applicable laws, rules and regulations or the Company’s accounting policies and procedures (“compliance matters”). Any person with concerns regarding accounting matters or compliance matters may report their concerns on a confidential or anonymous basis to the Audit Committee of the Company by calling the independent, toll-free Hotline established by the Company for that purpose at 1-877-357-2572.

Compensation Committee Interlocks and Insider Participation

      None of the members of our Compensation Committee has ever been an employee of Barr, and none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2004 with the Company’s management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS No. 89 (Audit Adjustments) and SAS No. 90 (Audit Committee Communications).

      The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

      Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

      The Audit Committee has considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Submitted by
George P. Stephan, Chairman
Harold N. Chefitz
Richard R. Frankovic

PROPOSAL NO. 1.

ELECTION OF DIRECTORS

      Our Board of Directors currently has nine members. At the Annual Meeting, we will nominate all of our current directors for re-election to the Board of Directors. Each of the nominees has consented to serve if elected and we are not aware of any nominee who is unable or unwilling to serve. However, if any nominee is unable or unwilling to serve, the proxy holders may decide to vote the shares for any substitute nominee or the Board of Directors may determine not to nominate a substitute and therefore reduce the size of the Board.

Information on Director Nominees

      The nominees for election to the Board of Directors and biographical information about the nominees are set forth below. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders and until a successor is named and qualified.

      As used sometimes in the biographies below, the “Company” refers to Barr Pharmaceuticals, Inc., a Delaware corporation (“BPI”), and its predecessor corporation, Barr Laboratories, Inc., a New York corporation (“Old BLI”). In connection with our reincorporation from New York to Delaware, Old BLI merged with and into BPI on December 31, 2003, with BPI surviving the merger. Immediately prior to the merger, BPI transferred substantially all of its assets (other than the stock it then held in its subsidiaries) and liabilities to a newly formed Delaware corporation also called Barr Laboratories, Inc. (“New BLI”).

Name	Age	Principal Occupation	Director Since

Bruce L. Downey	56	Chairman of the Board and Chief Executive Officer	1993
Paul M. Bisaro	43	President and Chief Operating Officer, New BLI	1998
Carole S. Ben-Maimon	45	President and Chief Operating Officer, Duramed Research	2001
George P. Stephan	71	Business consultant	1988
Jack M. Kay	64	President of Apotex, Inc.	1994
Harold N. Chefitz	69	Chairman of Notch Hill Advisors and President of Chefitz HealthCare Investments	2001
Richard R. Frankovic	62	Pharmaceutical industry consultant	2001
Peter R. Seaver	62	Healthcare industry consultant	2001
James S. Gilmore, III	54	Partner at the law firm of Kelley, Drye & Warren	2002

      Bruce L. Downey became a member of the Board of Directors in January 1993 and was elected Chairman of the Board and Chief Executive Officer of the Company in February 1994. From January 1993 to December 1999, he also served as the President of the Company. From 1981 to 1993, Mr. Downey was a partner in the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds.

      Paul M. Bisaro was elected a director in June 1998 and in December 1999 was appointed to the position of President and Chief Operating Officer of Old BLI. He currently serves as Senior Vice President of the Company and as the President of our two principal operating subsidiaries, New BLI and Duramed Pharmaceuticals, Inc. Previously, he served us as Senior Vice President — Strategic Business Development and General Counsel. Prior to joining us in 1992 as General Counsel, Mr. Bisaro was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds.

      Carole S. Ben-Maimon, M.D., joined us in January 2001 as President and Chief Operating Officer of our Duramed Research subsidiary (formerly known as Barr Research), and was elected a director of the Company in February 2001. In addition, Dr. Ben-Maimon has been a Senior Vice President of BPI since its formation in

December 2003. From 1993 to January 2001, Dr. Ben-Maimon was with Teva Pharmaceuticals USA, where she most recently was Senior Vice President, Science and Public Policy, North America. From 1996 until 2000, Dr. Ben-Maimon served as Senior Vice President, Research and Development at Teva. She is Board Certified in Internal Medicine and previously served as Chairman of the Board of the Generic Pharmaceutical Association.

      George P. Stephan was elected a director in February 1988. In April 1990, Mr. Stephan retired as Vice Chairman of Kollmorgen Corporation, a diversified, international technology company he had served in several executive capacities for over 20 years. Mr. Stephan was also a director of Kollmorgen from 1982 until June 2000, when it was acquired by Danaher Corporation, and served as Chairman of the Board from 1991 to 1996. From 1994 to April 1999, Mr. Stephan also was a Managing Director of Stonington Group LLC, financial intermediaries and consultants. He is currently a business consultant and a director of Sartorius Sports Limited, a privately held specialty sports retailer.

      Jack M. Kay was elected a director in December 1994. Mr. Kay has served as President of Apotex, Inc., a privately held Canadian pharmaceutical company, since 1995, and also served as Chair of the Canadian Drug Manufacturers Association now known as the Canadian Generic Pharmaceutical Association. He currently serves as Chair of the Humber River Regional Hospital (Toronto), Chair of the International Schizophrenia Foundation, and a Director of Cangene Corporation, a company listed on the Toronto Stock Exchange.

      Harold N. Chefitz was elected a director in February 2001. Mr. Chefitz has been Chairman of Notch Hill Advisors, which advises CK Capital Fund, since 1999, and President of Chefitz HealthCare Investments, a private investment company. Prior to forming Notch Hill in 1999, Mr. Chefitz was a partner in Boles Knop & Co. Mr. Chefitz has also served as Managing Director and head of the Healthcare Group at Prudential Securities, and Senior Managing Director of Furman Selz. Mr. Chefitz is also a partner of Quanstar Group, LLC. Mr. Chefitz is the Chairman of the Board of Directors of GliaMed, Inc. as well as a member of the board of Kensey Nash a medical device company. From 1990 to 1994, Mr. Chefitz served as Chairman of the Board of Trustees at Columbia University School of Pharmaceutical Sciences.

      Richard R. Frankovic was elected a director in October 2001. He was employed by Rugby Laboratories from 1980 to 1998 where he served as President from 1984 until 1998. Prior to joining Rugby Laboratories, he was employed by Lederle Laboratories from 1965 to 1976, where he held a variety of management positions. Mr. Frankovic served as a director of Duramed Pharmaceuticals, Inc. from 1999 until its merger with the Company in October 2001. Mr. Frankovic currently serves a pharmaceutical industry consultant.

      Peter R. Seaver, a healthcare industry consultant, was elected a director in October 2001. He retired from a 31-year career with The Upjohn Company, a pharmaceutical manufacturer, in 1998. He held various executive positions with Upjohn including Vice President — Domestic Marketing, Corporate Vice President — Worldwide Pharmaceutical Marketing, and Corporate Vice President for Health Care Administration. Mr. Seaver served as a director of Duramed Pharmaceuticals, Inc. from 1998 until its merger with the Company in October 2001.

      James S. Gilmore, III was elected a director in May 2002. Mr. Gilmore has been a partner at the law firm of Kelley, Drye & Warren since 2002, and also consults with the federal government on homeland security issues. He served as the 68th Governor of the Commonwealth of Virginia from 1997 to 2002. Mr. Gilmore also served as Chairman of the Republican National Committee from 2001 to 2002. From 1993 to 1997, he served as Virginia’s Attorney General, and from 1987 to 1993 served as the Commonwealth’s Attorney for Henrico County. He was Chairman of the Congressional Advisory Commission on Terrorism and Weapons of Mass Destruction until February 2004.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee has selected Deloitte & Touche LLP, Certified Public Accountants, as the Company’s independent auditors for the fiscal year ending June 30, 2005 and as a matter of good corporate governance, the Company is submitting their selection to a stockholder vote. In the event that the Audit Committee’s selection of auditors is not ratified by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of auditors. Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors and may determine to change the firm selected to be auditors at such time and based on such factors as it determines to be appropriate.

      A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Annual Meeting.

Audit and Non-Audit Fees

      Fees billed to the Company related to services performed by Deloitte & Touche LLP during the last two fiscal years ended June 30, 2004 are as follows:

	2004	2003

Audit Fees	$649,450	$447,000
Audit-Related Fees	672,750	602,000
Tax Fees	146,635	173,000
All Other Fees	—	—

Total	$1,468,835	$1,222,000

      Audit Fees. Represents fees for professional services provided for the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings. The amount shown for 2004 also includes fees for professional services related to Deloitte & Touche’s attestation of management’s assessment of internal control, as will be required by Section 404 of the Sarbanes-Oxley Act of 2002 in the Company’s From 10-K for the year ending June 30, 2005.

      Audit-Related Fees. Represents fees for assurance services related to the audit of the Company’s financial statements. The amount shown for 2004 includes fees related to the employee benefit plan audit, research and consultation on accounting matters and due diligence services. The amount shown for 2003 includes fees related to the employee benefit plan audit, research and consultation on accounting matters and due diligence services.

      Tax Fees. Represents fees for professional services provided primarily for domestic compliance and tax advice. The amount shown for 2004 includes tax compliance and tax advisory services. The amount shown for 2003 includes tax compliance and tax advisory services.

      All Other Fees. Represents fees for products and services not otherwise included in the categories above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE SELECTION OF

DELOITTE & TOUCHE LLP AS BARR’S INDEPENDENT AUDITORS FOR FISCAL 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

      The following table sets forth information regarding the beneficial ownership of our common stock as of September 3, 2004 by each person known to us, based on Schedule 13D or Schedule 13G filings with the SEC, who beneficially owns more than 5% of the outstanding shares of our common stock. Percentages are based on 104,262,087 shares of common stock issued and outstanding as of September 3, 2004.

	Amount and
	Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership	of Class

FMR, Edward C. Johnson, 3d and Abigail P. Johnson(1)	14,385,076	13.8%
82 Devonshire Street, Boston, MA 02109
Bernard C. Sherman(2)	10,316,875	9.9%
150 Signet Drive, Weston, Ontario, M9L1T9 Canada

(1)	According to a Schedule 13G/ A filed jointly on June 10, 2004, FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson, beneficially own and have sole dispositive power with respect to 14,385,076 shares; FMR Corp. has sole voting power with respect to 1,585,710 shares; and Edward C. Johnson 3d has sole voting power with respect to 16,725 shares. The following FMR Corp. subsidiaries have beneficial ownership: Fidelity Management & Research Company, 12,737,338 shares; and Fidelity Management Trust Company, 853,443 shares with Edward C. Johnson and FMR Corp. each having sole dispositive over such shares and sole voting power over 784,543 shares. Edward C. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding voting stock of FMR Corp. The Johnson family represents 49% of the voting power of FMR Corp. Edward C. Johnson 3d has sole voting and dispositive power over 16,725 shares. Fidelity International Limited is the beneficial owner of 744,883 shares and the Johnson family has voting power over 39.89% of the shares of Fidelity International Limited.

(2)	According to a Schedule 13D/A filed jointly on June 25, 2004, Dr. Sherman shares voting and dispositive power over 10,300,000 of these shares with Sherman Delaware, Inc., The Bernard Sherman 2000 Trust, Sherman Holdings Inc., Shermco Inc., Shermfam Inc., Apotex Holdings, Inc. and Shermfin, Inc. Some of these shares are held of record by Sherman Delaware, Inc., of which Mr. Sherman is the sole stockholder and have been pledged to banks to secure a guaranty by Sherman Delaware of the obligation of a third party.

Security Ownership of Management

      The following table sets forth information regarding the beneficial ownership of our common stock as of September 3, 2004 (except as noted otherwise) by (1) each director of the Company; (2) each executive officer of the Company identified in the Summary Compensation Table below (the “Named Officers”); and (3) all directors and executive officers of the Company as a group. Except as otherwise indicated, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting and investment power with respect to such shares. Percentages are based on 104,262,087 shares of common stock issued and outstanding as of September 3, 2004.

	Amount and
	Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership(1)	of Class

Bruce L. Downey(2)	1,521,071	1.5
Paul M. Bisaro(3)	630,469	*
Carole S. Ben-Maimon(4)	261,244	*
William T. McKee(5)	304,374	*
Frederick J. Killion(6)	65,382	*
George P. Stephan(7)	327,493	*
Jack M. Kay(8)	179,998	*
Harold N. Chefitz(9)	65,250	*
Richard R. Frankovic(10)	67,639	*
Peter R. Seaver(11)	67,353	*
James S. Gilmore, III(12)	61,875	*
All executive officers and directors (16 persons)(13)	5,480,998	5.3

*	Less than 1%

(1)	We have included in shares owned by each stockholder all options held by the stockholder that are currently exercisable or exercisable within 60 days of September 3, 2004.

(2)	Beneficial ownership for Mr. Downey includes 1,090,283 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(3)	Beneficial ownership for Mr. Bisaro includes 549,169 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(4)	Beneficial ownership for Dr. Ben-Maimon includes 261,244 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(5)	Beneficial ownership for Mr. McKee includes 292,821 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(6)	Beneficial ownership for Mr. Killion includes 64,500 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(7)	Beneficial ownership for Mr. Stephan includes 192,654 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(8)	Beneficial ownership for Mr. Kay includes 179,998 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(9)	Beneficial ownership for Mr. Chefitz includes 60,000 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(10)	Beneficial ownership for Mr. Frankovic includes 67,639 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(11)	Beneficial ownership for Mr. Seaver includes 61,875 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(12)	Beneficial ownership for Mr. Gilmore includes 61,875 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

(13)	Beneficial ownership for all executive officers and directors as a group includes shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 3, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and 10% or greater stockholders to file forms with the SEC to report their beneficial ownership of our common stock and any changes in their beneficial ownership. Anyone required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based on that review, we believe that all Section 16(a) filing requirements were met by our directors and executive officers during the fiscal year ended June 30, 2004.

EXECUTIVE OFFICERS

      The names, ages and positions of our executive officers are set forth in the table below. As used sometimes in the biographies below, the “Company” refers to Barr Pharmaceuticals, Inc., a Delaware corporation (“BPI”), and its predecessor corporation, Barr Laboratories, Inc., a New York corporation (“Old BLI”). In connection with our reincorporation from New York to Delaware, Old BLI merged with and into BPI on December 31, 2003, with BPI surviving the merger. Immediately following the merger, BPI transferred substantially all of its assets (other than the stock it then held in its subsidiaries) and liabilities to a newly formed Delaware corporation also called Barr Laboratories, Inc. (“New BLI”).

Name	Age	Position

Bruce L. Downey	56	Chairman of the Board and Chief Executive Officer, BPI
Paul M. Bisaro	43	Senior Vice President, BPI and President and Chief Operating Officer, New BLI and President, Duramed
Carole S. Ben-Maimon	45	Senior Vice President, BPI and President and Chief Operating Officer, Duramed Research
William T. McKee	42	Vice President, Chief Financial Officer and Treasurer, BPI
Frederick J. Killion	50	Vice President, General Counsel and Secretary, BPI
Salah U. Ahmed	50	Senior Vice President, Product Development, New BLI
Michael J. Bogda	43	Senior Vice President, Manufacturing and Engineering, New BLI
Timothy P. Catlett	48	Senior Vice President, Sales and Marketing, New BLI
Catherine F. Higgins	52	Senior Vice President, Human Resources, New BLI
Christine Mundkur	35	Senior Vice President, Quality and Regulatory Counsel, New BLI

      See “Proposal No. 1 — Election of Directors — Information on Director Nominees” for a description of the recent business experience of Messrs. Downey and Bisaro and Dr. Ben-Maimon.

      William T. McKee joined the Company in January 1995 as Director of Finance and was appointed Treasurer in March 1995. In September 1996 he was appointed Chief Financial Officer and was later appointed a Vice President in December 1997 and a Senior Vice President in December 1998. Prior to joining

Barr, Mr. McKee served as Vice President, Finance for a software development company and held management positions in the accounting firms of Deloitte & Touche LLP and Gramkow & Carnevale, CPAs.

      Frederick J. Killion joined the Company in March 2002 as Senior Vice President and General Counsel. Mr. Killion also serves as Corporate Secretary. Mr. Killion joined Barr from the law firm of Winston & Strawn, where he had served as a capital partner since 1999. Prior to joining Winston & Strawn in 1990, Mr. Killion was a partner in the law firm of Bishop, Cook, Purcell and Reynolds where he began as an associate in 1982. Bishop, Cook, Purcell and Reynolds merged with Winston & Strawn in 1990.

      Salah U. Ahmed joined the Company in 1993 as Director of Research and Development. Dr. Ahmed was named Vice President, Product Development in September 1996 and Senior Vice President, Product Development in October 2000. Before joining Barr, Dr. Ahmed was a Senior Scientist with Forest Laboratories from 1989 to 1993.

      Michael J. Bogda joined the Company in October 2000 as Vice President of Validation and Technical Services and was promoted to Senior Vice President-Manufacturing and Engineering in September 2001. Prior to joining Barr, Mr. Bogda was employed by Copley Pharmaceuticals where he was Vice President — Operations and Facility General Manager from 1995-2000.

      Timothy P. Catlett joined the Company in February 1995 as Vice President, Sales and Marketing. In September 1997, Mr. Catlett was appointed Senior Vice President, Sales and Marketing. From 1978 through 1993, Mr. Catlett held a number of positions with the Lederle Laboratories division of American Cyanamid including Vice President, Cardiovascular Marketing.

      Catherine F. Higgins joined the Company as Vice President, Human Resources in 1991 and became Senior Vice President, Human Resources in September 2001. Prior to joining Barr, Ms. Higgins served as Vice President, Human Resources for Inspiration Resources Corporation.

      Christine Mundkur joined the Company in 1993 as Associate Counsel. In September 1997 Ms. Mundkur became Director of Regulatory Affairs and Regulatory Counsel. In September 1998 she became Vice President, Quality and Regulatory Counsel and in August 2001 was promoted to Senior Vice President Quality and Regulatory Counsel.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes annual and long-term compensation for the three fiscal years ended June 30, 2004 awarded to, earned by or paid to our Chief Executive Officer and the four other most highly paid executive officers during the last fiscal year for services rendered to the Company in all capacities.

					Long-Term
					Compensation
					Awards
		Annual Compensation
					Stock
				Other Annual	Options
		Salary(1)	Bonus	Compensation	Granted	All Other
Name and Principal Position	Year	($)	($)	($)(2)	(# Shares)	Compensation

Bruce L. Downey	2004	$1,038,461	$500,000	$—	150,000	$131,186	(3)
Chairman and CEO	2003	846,154	500,000	158,445	202,499	—
	2002	746,154	500,000	78,587	168,750	—
Paul M. Bisaro	2004	$542,019	$275,000	$—	90,000	$81,054	(4)
President and COO	2003	448,077	250,000	90,305	107,999	—
New BLI	2002	397,115	250,000	50,770	112,500	—
Carole S. Ben-Maimon	2004	$490,096	$250,000	$—	75,000	$70,089	(5)
President and COO	2003	398,077	200,000	78,905	101,249	—
Duramed Research	2002	334,615	470,000	79,319	56,250	—
Frederick J. Killion	2004	$413,942	$160,000	$—	45,000	$58,116	(7)
Vice President and	2003	339,423	290,000	61,383	13,500	—
General Counsel(6)	2002	95,000	175,000	20,187	112,500	—
William T. McKee	2004	$411,154	$160,000	$—	45,000	$56,718	(8)
Vice President CFO	2003	298,846	150,000	55,793	80,999	—
and Treasurer	2002	269,039	175,000	45,540	78,750	—

(1)	Includes amounts deferred by the employee for all years under our Savings and Retirement Plan (“SRP”) and our Excess Savings and Retirement Plan (“ESRP”).

(2)	As permitted by SEC disclosure rules, no amounts are required to be disclosed under this column because none of the named executive officers individually received perquisites and other personal benefits, securities or property having an aggregate value of at least either (1) $50,000, or (2) 10% of such executive officer’s salary and bonus for the applicable fiscal year. Notwithstanding those rules, the Company voluntarily disclosed the information for 2002 and 2003 in the column entitled “Other Annual Compensation.”

(3)	For fiscal 2004 for Mr. Downey, includes (a) the Company’s contributions to the SRP and ESRP aggregating $129,846 and (b) $1,340 in life insurance premiums paid by the Company.

(4)	For fiscal 2004 for Mr. Bisaro, includes (a) the Company’s contributions to the SRP and ESRP aggregating $80,452 and (b) $602 in life insurance premiums paid by the Company.

(5)	For fiscal 2004 for Dr. Ben-Maimon, includes (a) the Company’s contributions to the SRP and ESRP aggregating $69,009 and (b) $1,080 in life insurance premiums paid by the Company.

(6)	Mr. Killion was employed by Barr in March 2002.

(7)	For fiscal 2004 for Mr. Killion, includes (a) the Company’s contributions to the SRP and ESRP aggregating $56,444 and (b) $1,672 in life insurance premiums paid by the Company.

(8)	For fiscal 2004 for Mr. McKee, includes (a) the Company’s contributions to the SRP and ESRP aggregating $56,115 and (b) $603 in life insurance premiums paid by the Company.

Option Grants in the Last Fiscal Year

      The following table sets forth certain information concerning all grants of stock options to the Named Officers during the fiscal year ended June 30, 2004. These options are included in the Summary Compensation Table above. All options were granted at fair market value under the 2002 Stock Incentive Plan and have ten-year terms. The rules of the SEC require us to show hypothetical gains that the Named Officers would have for these options at the end of their ten-year terms. These gains are calculated assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. They are not our estimate or projection of future stock prices.

	Individual Grants(1)
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Shares	Options			Stock Price Appreciation for
	Underlying	Granted to	Per Share		Option Term
	Options	Employees in	Exercise or	Expiration
Name	Granted	Fiscal Year	Base Price	Date	5%	10%

Bruce L. Downey	150,000	8.18	$43.34	7/30/2013	$4,088,444	$10,360,920
Paul M. Bisaro	90,000	4.91	$43.34	7/30/2013	$2,453,066	$6,216,552
Carole S. Ben-Maimon	75,000	4.10	$43.34	7/30/2013	$2,044,222	$5,180,460
Frederick J. Killion	45,000	2.45	$43.34	7/30/2013	$1,226,533	$3,108,276
William T. McKee	45,000	2.45	$43.34	7/30/2013	$1,226,533	$3,108,276

(1)	Consists of options granted under our 2002 Stock Incentive Plan, as amended. All options listed were granted on July 30, 2003 and were scheduled to vest ratably over three years.

Option Exercises and Fiscal Year-End Option Values

      The following table provides information about the value realized on option exercises for each of the Named Officers during the fiscal year ended June 30, 2004, and the value of their unexercised options at June 30, 2004.

			Number of Shares		Value of Unexercised
			Subject to Unexercised		In-the-Money Options
	Shares		Options at Year-End		at Year-End(1)(2)
	Acquired on	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bruce L. Downey	647,203	$32,177,098	972,782	284,998	$16,121,350	$911,237
Paul M. Bisaro	85,912	4,116,619	483,169	161,998	6,931,468	485,987
Carole S. Ben-Maimon	0	0	202,494	142,498	1,180,087	455,612
Frederick J. Killion	4,500	113,040	45,000	121,500	141,449	272,923
William T. McKee	59,361	2,119,615	250,821	98,998	2,473,258	364,487

(1)	The dollar value is calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or year-end.

(2)	“In-the-money” means the market price of the common stock is greater than the exercise price of the option on the date specified.

Equity Compensation Plan Information

      The following table sets forth information as of June 30, 2004 with respect to compensation plans approved by the Company’s stockholders under which our equity securities are authorized for issuance. In our merger with Duramed, we assumed stock option plans that were approved by Duramed’s stockholders but not subsequently approved by our stockholders. Other than those assumed Duramed plans, we do not have any equity compensation plans that have not been approved by our stockholders. While we will honor our obligations with respect to outstanding option grants under the Duramed plans, we will not make any future option grants under those plans (as reflected in column (c) below, no options remain available for grant under those Duramed plans).

			Number of
			Securities
			Remaining Available
			for Future Issuance
			Under Equity
	Number of Securities	Weighted-Average	Compensation Plans
	to Be Issued Upon	Exercise Price of	(Excluding
	Exercise of	Outstanding	Securities Reflected
Plan Category	Outstanding Option(a)	Options(b)	in Column (a))(c)

Equity compensation plans approved by security holders	7,967,746	$27.05	6,736,096
Equity compensation plans not approved by security holders	543,176	10.76	—

Total	8,510,922	26.01	6,736,096

Compensation Committee Report on Executive Compensation

      Pursuant to its charter, the Compensation Committee’s responsibilities include developing and administering a compensation policy for senior management that contains appropriate performance incentives and equity-linked components, and reviewing annually the performance of the executive officers of the Company. The Compensation Committee also administers the stock option and stock incentive plans and approves grants of stock options and other incentives under those plans.

      Compensation programs for executive officers are designed to attract, retain and motivate employees who will contribute to the achievement of corporate goals and objectives. Elements of executive compensation include salaries, bonuses and awards of stock options, with the last two being variable. In making its decisions or recommendations, the Committee takes into account factors it deems relevant to the specific compensation component being considered, including: compensation paid by other business organizations of comparable size in the same industry and related industries; profitability; the attainment of annual individual and business objectives; an assessment of individual contributions relative to others; and historic compensation awards.

      The Committee considered the factors described above in determining Mr. Downey’s total compensation. Specifically, the Committee and the Board recognized that during fiscal 2004, under Mr. Downey’s leadership, the Company filed 12 abbreviated new drug applications with the FDA, received 10 approvals, for generic products and 3 approvals for proprietary products and launched 10 products, including Seasonale®, an extended-cycle oral contraceptive product.

      The Compensation Committee set the total compensation packages for Mr. Downey and the other executive officers based on the Company’s achievements in fiscal 2004.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code generally limits the income tax deduction that a publicly-traded corporation may take for compensation paid in any tax year to any executive officer named in the Summary Compensation Table to $1,000,000. Generally speaking, neither compensation that qualifies as “performance-based compensation” under the Code, nor compensation that is deferred until termination of employment, is subject to this deduction limit. This limit has not had a material effect on the Company to date.

      The Company has the right under its employment agreement with Mr. Downey to defer the payment of his bonus awards to the extent that they would otherwise be non-deductible by the Company as a result of Code Section 162(m), and the Company has exercised this right with respect to a portion of Mr. Downey’s bonus award for the Company’s 2003 and 2004 fiscal years. The Company is also implementing elective salary and bonus deferral arrangements that may likewise help to mitigate the potential impact of Section 162(m) in the future.

      At the 2002 Annual Meeting, the stockholders of the Company approved the 2002 Stock and Incentive Award Plan, which authorizes the Committee, in its discretion, to make stock-based awards and cash awards that qualify as “performance-based compensation” under the Code, as well as awards that do not so qualify. The Committee believes that the vast majority of awards that have been made to the Named Officers to date under the 2002 Plan and its predecessor, the 1993 Stock Incentive Plan, qualify as “performance-based compensation” that is not subject to the deduction limit of Section 162(m).

      The Committee’s primary objective is to pay compensation on terms that will best achieve the Company’s business goals. If the Committee determines that it can readily accomplish this objective without loss of deductibility pursuant to Section 162(m), then it will generally endeavor to do so. Otherwise, it may pay compensation that is not deductible under Section 162(m).

THE COMPENSATION COMMITTEE
Harold N. Chefitz, Chairman
James S. Gilmore III
George P. Stephan
Peter R. Seaver

Employment Agreements

     Bruce L. Downey

      On October 24, 2002, we entered into an Amended and Restated Employment Agreement with Bruce Downey under which he serves as our Chief Executive Officer. Mr. Downey’s employment agreement is set to terminate on August 8, 2005, but will automatically extend for successive one-year periods unless one party gives notice to the other party at least 12 months prior to the scheduled termination date of its desire to terminate the agreement. Neither party gave the other party such notice on or prior to August 8, 2004. Under the agreement, Mr. Downey is paid a base salary, presently $1,000,000 for fiscal 2004, subject to increase in future years by the Compensation Committee, and is eligible for an annual bonus of up to 50% of his base salary in effect for a particular year at the discretion of the Compensation Committee (at their discretion, the Compensation Committee may increase the bonus above 50% of his base salary). In addition to being eligible to participate in our incentive, health and benefit plans, Mr. Downey is also entitled to the business and personal use of an automobile at our expense.

      If the agreement is terminated by us without Good Cause, as defined in the agreement, or by Mr. Downey for Good Reason, as defined in the agreement, he will be entitled to a severance payment equal to up to three times the sum of (1) his highest base salary and (2) an average bonus amount (such amount, “Annual Cash Compensation”). If the termination occurs after Mr. Downey attains the age of 65 but before 70, the payment shall be equal to two times his Annual Cash Compensation, and if after 70 the payment shall be equal to his Annual Cash Compensation. Unless termination occurs after Mr. Downey has attained the age of 70, the payment of a portion of any severance payment will be conditioned on Mr. Downey not competing with us and complying with the confidentiality, non-solicit and non-disparagement obligations that survive termination of the agreement. In addition, if we elect not to renew the agreement at any time, unless we have Good Cause for not renewing the agreement, Mr. Downey will be entitled to a non-renewal payment equal to two times his Annual Cash Compensation (unless Mr. Downey has attained the age of 70 prior to the scheduled terminate date, in which case the payment shall be equal to his Annual Cash Compensation). If any compensation to Mr. Downey under the agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. Downey in an amount sufficient to cover any such taxes.

      Mr. Downey has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination.

Paul M. Bisaro

      On October 24, 2002, we entered into an Amended and Restated Employment Agreement with Paul Bisaro under which he serves as our President and Chief Operating Officer. Mr. Bisaro’s employment agreement is set to terminate on August 8, 2005, but will automatically extend for successive one-year periods unless one party gives notice to the other party at least six months prior to the scheduled termination date of its desire to terminate the agreement. Under the agreement, Mr. Bisaro is paid a base salary, presently $525,000 for fiscal 2004, subject to increase in future years by the Compensation Committee, and is eligible for an annual bonus of up to 50% of his base salary in effect for a particular year at the discretion of the Compensation Committee (at their discretion, the Compensation Committee may increase the bonus above 50% of his base salary). In addition to being eligible to participate in our incentive, health and benefit plans, Mr. Bisaro is also entitled to the business and personal use of an automobile at our expense.

      If the agreement is terminated by us without Good Cause, as defined in the agreement, or by Mr. Bisaro for Good Reason, as defined in the agreement, he will be entitled to a severance payment equal to 2.5 times his Annual Cash Compensation. The payment of a portion of any severance payment will be conditioned on Mr. Bisaro not competing with us and complying with the confidentiality, non-solicit and non-disparagement obligations that survive termination of the agreement. In addition, if we elect not to renew the agreement at any time, unless we have Good Cause for not renewing the agreement, and Mr. Bisaro performs the transition duties and responsibilities set forth in the non-renewal notice for a period not to exceed 90 days and thereafter terminates the agreement for Good Reason prior to the scheduled termination date (such non-renewal combined with the required performance by Mr. Bisaro constitutes Good Reason), Mr. Bisaro will be entitled to a payment equal to 1.25 times his Annual Cash Compensation. If we elect not to renew the agreement at any time and Mr. Bisaro does not thereafter elect to terminate the agreement for Good Reason, as specified above, Mr. Bisaro will be entitled to a payment equal to his Annual Cash Compensation, provided that he serves out the balance of his term and complies with the confidentiality, non-solicit and non-disparagement obligations that survive termination of the agreement. If any compensation to Mr. Bisaro under the agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. Bisaro in an amount sufficient to cover any such taxes.

      Mr. Bisaro has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination.

Carole S. Ben-Maimon

      On October 24, 2002, we entered into an Amended and Restated Employment Agreement with Carole Ben-Maimon under which she serves as the President of Duramed Research, Inc., responsible for directing, managing and overseeing all new proprietary drug discovery and development studies and activities, including clinical trials and medical and regulatory affairs related to such activities. Dr. Ben-Maimon’s employment agreement is set to terminate on August 19, 2005, but will automatically extend for successive one-year periods unless one party gives notice to the other party at least six months prior to the scheduled termination date of its desire to terminate the agreement. Under the agreement, Dr. Ben-Maimon is paid a base salary, presently $475,000 for fiscal 2004, subject to increase in future years by the Compensation Committee, and is eligible for an annual bonus of up to 50% of her base salary in effect for a particular year at the discretion of the Compensation Committee (at their discretion, the Compensation Committee may increase the bonus above 50% of her base salary). In addition to being eligible to participate in our incentive, health and benefit plans, Dr. Ben-Maimon is also entitled to the business and personal use of an automobile at our expense, and we have agreed to pay the costs of her medical malpractice insurance premiums, not to exceed $15,000 in any year.

      If the agreement is terminated by us without Good Cause, as defined in the agreement, or by Dr. Ben-Maimon for Good Reason, as defined in the agreement, she will be entitled to a severance payment equal to 2.5 times her Annual Cash Compensation. The payment of a portion of any severance payment will be conditioned on Dr. Ben-Maimon not competing with us and complying with the confidentiality, non-solicit and non-disparagement obligations that survive termination of the agreement. In addition, if we elect not to renew the agreement at any time, unless we have Good Cause for not renewing the agreement, and Dr. Ben-Maimon performs the transition duties and responsibilities set forth in the non-renewal notice for a period not to exceed 90 days and thereafter terminates the agreement for Good Reason prior to the scheduled termination date (such non-renewal combined with the required performance by Dr. Ben-Maimon constitutes Good Reason), Dr. Ben-Maimon will be entitled to a payment equal to 1.25 times her Annual Cash Compensation. If we elect not to renew the agreement at any time and Dr. Ben-Maimon does not thereafter elect to terminate the agreement for Good Reason, as specified above, Dr. Ben-Maimon will be entitled to a payment equal to her Annual Cash Compensation, provided that she serves-out the balance of her term and complies with the confidentiality, non-solicit and non-disparagement obligations that survive termination of the agreement. If any compensation to Dr. Ben-Maimon under the agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Dr. Ben-Maimon in an amount sufficient to cover any such taxes.

      Dr. Ben-Maimon has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination.

                  Frederick J. Killion

      On February 19, 2003, we entered into an Amended and Restated Employment Agreement with Fred Killion under which he serves as our Senior Vice President, General Counsel and Corporate Secretary, responsible for managing and supervising the day-to-day legal affairs of the Company, including managing and supervising internal and external counsel. Mr. Killion’s employment agreement is set to terminate on February 19, 2006, but will automatically extend for successive one-year periods unless one party gives notice to the other party at least six months prior to the scheduled termination date of its desire to terminate the agreement. Under the agreement, Mr. Killion is paid a base salary, presently $400,000 for fiscal 2004, subject to increase in future years by the Compensation Committee, and is eligible for an annual bonus of up to 40% of his base salary in effect for a particular year at the discretion of the Compensation Committee (at their discretion, the Compensation Committee may increase the bonus above 40% of his base salary). In addition to being eligible to participate in our incentive, health and benefit plans, Mr. Killion is also entitled to the business and personal use of an automobile at our expense.

      If the agreement is terminated by us without Good Cause, as defined in the agreement, or by Mr. Killion for Good Reason, as defined in the agreement, he will be entitled to a severance payment equal to 2 times his Annual Cash Compensation. In addition, if we elect not to renew the agreement at any time, unless we have Good Cause for not renewing the agreement, Mr. Killion will be entitled to a non-renewal payment equal to his Annual Cash Compensation, provided that he serves-out the balance of his term and complies with the confidentiality obligations that survive termination of the agreement.

      Mr. Killion has agreed to keep confidential certain information during the term of the agreement and thereafter.

William T. McKee

      On February 19, 2003, we entered into an Amended and Restated Employment Agreement with William McKee under which he serves as our Senior Vice President, Chief Financial Officer and Treasurer.

Mr. McKee’s employment agreement is set to terminate on February 19, 2006, but will automatically extend for successive one-year periods unless one party gives notice to the other party at least six months prior to the scheduled termination date of its desire to terminate the agreement. Under the agreement, Mr. McKee is paid a base salary, presently $400,000 for fiscal 2004, subject to increase in future years by the Compensation Committee, and is eligible for an annual bonus of up to 40% of his base salary in effect for a particular year at the discretion of the Compensation Committee (at their discretion, the Compensation Committee may increase the bonus above 40% of his base salary). In addition to being eligible to participate in our incentive, health and benefit plans, Mr. McKee is also entitled to the business and personal use of an automobile at our expense.

      If the agreement is terminated by us without Good Cause, as defined in the agreement, or by Mr. McKee for Good Reason, as defined in the agreement, he will be entitled to a severance payment equal to 2 times his Annual Cash Compensation. In addition, if we elect not to renew the agreement at any time, unless we have Good Cause for not renewing the agreement, Mr. McKee will be entitled to a non-renewal payment equal to his Annual Cash Compensation, provided that he serves-out the balance of his term and complies with the confidentiality obligations that survive termination of the agreement.

      Mr. McKee has agreed to keep confidential certain information during the term of the agreement and thereafter.

BARR STOCK PERFORMANCE GRAPH

      The graph below compares the cumulative total stockholder returns on the Company’s common stock for the last five fiscal years with the cumulative total return of the Standard & Poor’s Pharmaceutical Index and the Standard & Poor’s 500 Composite Index over the same period, assuming an investment of $100 in the common stock, the S&P Pharmaceutical Index and the S&P 500 Composite Index on June 30, 1999, and reinvestment of dividends. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.

Comparison of Five-Year Cumulative Total Return

Company/Index Name	1999	2000	2001	2002	2003	2004

Barr Pharmaceuticals, Inc.	$100.00	$168.57	$260.30	$238.97	$369.56	$285.19
S&P Pharmaceutical Index(1)	$100.00	$107.25	$91.34	$74.91	$75.10	$89.45
S&P 500 Composite Index	$100.00	$112.35	$100.63	$83.84	$90.82	$89.94

(1)	The S&P Pharmaceutical Index was formerly known as the S&P Health Care Drugs Index. The components of the index remained the same after the name change.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the fiscal year ended June 30, 2004, we sold certain of our pharmaceutical products and bulk pharmaceutical materials in the amount of $9,486,000 to companies owned or controlled by Dr. Bernard C. Sherman, our second largest stockholder and a director until October 24, 2002. We also purchased bulk pharmaceutical materials from a company owned or controlled by Dr. Sherman in the amount of $2,808,000. As of June 30, 2004, our accounts receivable included $1,203,000 due from such companies and our accounts payable included $2,028,000 due to such companies.

      In August 1995, we entered into an agreement with a company owned by Dr. Sherman to, among other things, share litigation and related costs in connection with our multi-year Fluoxetine patent challenge. For the year ended June 30, 2004, we recorded $1,004,000 in connection with such agreement as a reduction to our operating expenses. In accordance with the agreement, in return for sharing our costs since 1995, Dr. Sherman’s company was entitled to share the profits, as defined, which we earned on the sale of Fluoxetine. Included in our cost of sales for the year ended June 30, 2004 is approximately $3,680,000 for the related party’s share of the profit from the sale of Fluoxetine. In addition, during the year ended June 30, 2004, the Company entered into an agreement with a company owned by Dr. Sherman whereby the Company will receive royalty payments on a product marketed and sold by that company. These royalty payments totaled $295,000 for the year ended June 30, 2004. We believe that these transactions were negotiated at arms-length and on terms that approximate amounts that we would have obtained with unaffiliated third parties.

OTHER MATTERS

Stockholder Proposals for the 2005 Annual Meeting

      Under SEC rules, any stockholder who intends to present a proposal at the Company’s next annual meeting of stockholders must submit the proposal to the Company at our principal executive offices no later than June 2, 2005, and must satisfy the other requirements of SEC Rule 14a-8 in order for the proposal to be considered for inclusion in our proxy statement and proxy for that meeting. Our principal executive offices are located at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677 and any such proposals must be addressed to the attention of the Secretary.

      Alternatively, stockholders may introduce certain types of proposals that they believe should be voted upon at the 2005 Annual Meeting of Stockholders or nominate persons for election to the Board of Directors. Under the Company’s By-laws, notice of any such proposal or nomination must be provided in writing to our Corporate Secretary no later than July 30, 2005 and not before June 30, 2005. However, if the date of the 2005 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 70 days from the anniversary of the 2004 Annual Meeting, then such notice must be delivered not later than the close of business on the later of the 120th day prior to the 2005 Annual Meeting or the 10th day after the date of the 2005 Annual Meeting is publicly announced. Notwithstanding the provisions discussed above, if the number of directors to be elected to the Board at the 2005 Annual Meeting is increased, and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the 2004 Annual Meeting, a stockholder’s notice will be considered timely with respect to the additional directorships only if it is received not later than the close of business of the 10th day after the Company first announces the additional nominees.

      Stockholders wishing to make such proposals or nominations in addition must satisfy other requirements under the Company’s By-laws. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder. Notices of intention to present proposals or nominations should be sent to the Company’s principal executive offices at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Delivery of Documents to Stockholders Sharing an Address

      If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may only deliver one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at 1-800-BARRLABS or by submitting a written request to Ms. Carol A. Cox, Vice President, Investor Relations and Corporate Communications, 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Annual Report and Additional Materials

      Our Annual Report for the fiscal year ended June 30, 2004 is being distributed with this Proxy Statement. Additional copies of our Annual Report may be obtained without charge upon written or oral request to Barr Pharmaceuticals, Inc., Attention: Carol A. Cox, Vice President, Investor Relations and Corporate Communications, 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, or by phoning 1-800-BARRLABS and asking for Ms. Cox.

Other Business

      Our Board of Directors does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors

FREDERICK J. KILLION
Corporate Secretary

ANNEX A

CHARTER OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS OF BARR PHARMACEUTICALS, INC.

Purpose

      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Barr Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is a standing committee of the Board and is established pursuant to Article III, Section 9 of the Company’s By-laws. The Committee’s purpose is to:

•	assist the Board’s oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s outside auditor; and

•	prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

      It is the objective of the Committee to maintain free and open means of communications among the Board, the outside auditor, the internal auditor and the financial and senior management of the Company.

Authority

      The Committee will be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the outside auditor (including the resolution of disagreements between management and the outside auditor regarding financial reporting). In this regard, the Committee shall appoint and retain, compensate, evaluate, and terminate when appropriate, the outside auditor. The outside auditor will report directly to the Committee.

      The Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist it in the performance of its functions and shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisors and to the outside auditor.

Structure and Composition of the Committee

      The Committee shall comprise at least three directors, all of whom shall qualify as “independent” directors. The Board shall designate one member as chairperson or delegate the authority to designate a chairperson to the Committee. For purposes hereof, the term “independent” shall mean a director who meets the New York Stock Exchange (“NYSE”) standards of independence for directors and audit committee members, as determined by the Board. All members of the Committee must be financially literate, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise, as determined by the Board. In addition, it is desirable that at least one member of the Committee be an Audit Committee financial expert within the meaning of item 401(e) of Regulation S-K.

      Consistent with the appointment of other Board committees, the members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The presence in person or by telephone of a majority of the Committee’s members will constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

Meetings of the Committee

      The Committee will meet, either in person or telephonically, with such frequency and at such intervals as it determines is necessary to carry out its responsibilities, but not less frequently than quarterly. As part of its purpose to foster open communications, periodically, the Committee will meet separate with management, the internal auditor and the outside auditor in executive sessions to discuss any matters that the Committee or any of these groups or persons believe should be discussed privately. In addition, the Committee will meet or confer with the outside auditor and management quarterly to review (a) the Company’s periodic financial statements prior to their filing with the SEC and (b) any press release to be issued in connection with such quarterly financials prior to its issuance. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee will maintain minutes of its meetings and records relating to those meetings and the Committee’s activities. The Committee will report regularly to the Board on its activities and provide copies of its minutes to the Board. The Committee will annually review and evaluate its own performance with the Board.

Duties and Responsibilities of the Committee

      In carrying out its responsibilities, the Committee’s policies and procedures are intended to be and remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee will review and reassess annually the adequacy of the Committee’s Charter and recommend any proposed changes to the Board for its approval. The Committee’s authority shall include, without limitation, the following:

A.     Appointment and Evaluation of the Outside Auditor and Related Matters

1. Appoint the outside auditor to audit the books and accounts of the Company and its subsidiaries for each fiscal year;

2. Review and approve the Company’s outside auditor’s annual engagement letter, including the proposed fees contained therein;

3. Review and discuss with the outside auditor: (A) the scope of the audit, the results of the annual audit examination by the auditor, and any problems or difficulties the auditor encountered in the course of its audit work and management’s response; and (B) any reports of the outside auditor with respect to interim periods;

4. Review the performance of the outside auditor and, when circumstances warrant, replace or terminate the outside auditor;

5. Establish policies for the hiring of employees and former employees of the outside auditor (whether or not such employees served as members of the Company’s audit engagement team);

6. Approve in advance all audit and permissible non-audit services to be provided by the outside auditor, and establish policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor.

7. Consider, at least annually, the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, by, among other things:

(a) requiring the outside auditor to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the outside auditor and the Company; and

(b) actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and recommending that the Board take appropriate action to satisfy itself of the auditor’s independence; and

8. Obtain and review, at least annually, a report by the outside auditor describing: (1) the independent auditing firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to address any such issues.

9. Ensure the five-year rotation of audit lead and concurring partners of the independent auditors as required by law;

10. Review all critical accounting policies.

B.	Oversight of Financial Reporting, Annual Audit and Quarterly Reviews

1. Review and discuss with management and the outside auditor, prior to their filing with the SEC, the annual audited and quarterly financial statements of the Company, including: (A) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (B) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; and (C) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

2. Review and discuss earnings press releases and corporate policies with respect to financial information and earnings guidance provided to analysts and ratings agencies;

3. Review with management and the outside auditor such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company’s financial statements, as the Committee deems appropriate for its review prior to any interim or year-end filings with the SEC or other regulatory body;

4. Receive reports (oral or written) of the outside auditor and management regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Committee by the outside auditor or management;

5. Review the results of the year-end audit of the Company including (as applicable):

(a) the audit report, the published financial statements, the management representation letter, any auditor’s letter or other similar memorandum prepared by the Company’s independent auditors regarding accounting procedures and internal controls, and any other pertinent reports and management’s responses concerning the same;

(b) the qualitative judgments of the internal auditors about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

(c) the methods used to account for significant unusual transactions;

(d) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

(e) management’s process for formulating sensitive accounting estimates and the reasonableness of those estimates;

(f) significant recorded and unrecorded audit adjustments;

(g) significant risks and exposures and the plans to minimize such risks, including the Company’s risk assessment and risk management policies;

(h) any material accounting issues among management and the independent auditors, including those with respect to audit adjustments; and

(i) other matters required to be communicated by the independent auditors to the Committee under generally accepted auditing standards, as amended.

Oversight of Internal Controls

1. Review the Company’s accounting, disclosure and internal control policies and procedures through inquiry and discussions with the outside auditor, internal auditor and management;

2. Review with management at least annually the Company’s administrative, operational, accounting and disclosure internal controls insofar as the same relate to accounting and financial reporting, including controls and security of the computerized information systems;

3. Receive periodic reports from the outside auditor and management to assess the impact on the Company of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Company;

4. Review with management significant findings on internal audits;

5. Require that the independent auditors, internal auditors and management keep the Committee informed about fraud, illegal acts, deficiencies in internal control, and similar matters;

6. Consider whether internal control recommendations made by internal auditors and independent auditors have been implemented by management.

Oversight of Internal Audit Functions

1. Review the appointment, replacement or dismissal of the internal auditor;

2. Review significant reports to management prepared by the internal auditor and management’s responses thereto;

3. Discuss with the outside auditor and management the internal audit responsibilities of the appropriate senior finance department executives, budget and staffing of the internal audit functions, and any recommended changes in the planned scope of the internal audit function.

Other Responsibilities

1. Meet periodically with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Company;

2. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

3. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose;

4. Oversee the Company’s compliance with the Company’s codes of conduct and programs to monitor compliance with such codes;

5. Review with management policies regarding expense accounts; and

6. Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

As Adopted by the Board of Directors on May 12, 2004

ANNEX B

BARR PHARMACEUTICALS, INC.

CORPORATE GOVERNANCE PRINCIPLES

      The Board of Directors of Barr Pharmaceuticals, Inc. (the “Company”) has adopted the corporate governance principles set forth below as a framework for the governance of the Company. The Corporate Governance and Nominating Committee (the “Committee”) reviews the Principles annually and recommends changes to the Board of Directors as appropriate.

1.	Role and Composition of the Board of Directors

General Oversight

      The Board of Directors, which is elected by the Company’s stockholders, oversees the management of the Company and its business. The Board appoints the Chief Executive Officer (“CEO”) and elects the officers of the Company, who are responsible for operation of the Company’s business. The Board also monitors and evaluates the performance of the CEO and the officers of the Company.

Size, Composition and Membership Criteria

      A majority of the Board is made up of independent directors. An “independent” director is a director who meets the New York Stock Exchange (“NYSE”) definition of independence, as determined by the Board. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Committee.

      The Committee considers and makes recommendations to the Board regarding the size, structure, composition and functioning of the Board. The Board currently has nine directors, and periodically reviews the appropriate size of the Board.

      The Committee is responsible for establishing processes and procedures for the selection and nomination of directors. The Board’s criteria include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of conflicts with the Company’s interests. The Committee considers these criteria in the context of the perceived needs of the Board as whole and seeks to achieve a diversity of occupational and personal backgrounds on the Board.

      The Committee reviews the qualifications of director candidates in light of criteria approved by the Board and recommends candidates to the Board for election by the Company’s stockholders at the annual meeting. The Committee also considers nominations by Company stockholders that recommend candidates for election to the Board in compliance with the advance notice provisions in the Company’s by-laws and any other applicable SEC rules or regulations.

Board Leadership; Lead Independent Director

      The Board presently believes that it is in the best interests of the Company for a single person to serve as Chairman of the Board and CEO. The Board may in its discretion separate the roles if it deems it advisable and in the Company’s best interests to do so.

      The Chairman of the Committee has been designated as the Lead Independent Director. The Lead Independent Director’s responsibilities include presiding over and setting the agenda for executive sessions of the independent directors, consulting with the Chairman and CEO regarding agendas and scheduling and information needs for Board and committee meetings, acting as a liaison between the independent directors and management, and providing guidance on the director orientation process for new Board members. The Board may in its discretion designate other independent directors as the Lead Independent Director.

Change in Principal Occupation

      The Board does not believe that directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Committee, to review the continued appropriateness of Board membership under these circumstances.

Service on Other Boards and Audit Committees

      Directors are encouraged to limit the number of other boards on which they serve so as not to interfere with their service as a director of the Company. Directors should also advise the chair of the Committee in advance of accepting an invitation to serve on another corporate board. Members of the Audit Committee may not serve on the audit committees of more than two other public companies.

Retirement; Term Limits

      The Board does not believe that it should establish term limits. Term limits may result in the loss of directors who, over a period of time, have developed substantial insight into the Company and its operations. As an alternative to term limits, the Committee assesses the contributions of each incumbent director prior to the director’s nomination to another term. This also gives each director the opportunity to confirm his or her desire to continue as a member of the Board.

2.	Functioning of the Board

Attendance at and Participation in Board and Committee Meetings

      Board and committee meetings are generally held on a pre-determined schedule, with additional meetings scheduled as needed. The Chairman/ CEO presides at Board meetings except for executive sessions of non-management directors. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a Barr director. These other commitments will be considered by the Committee and the Board when reviewing Board candidates and in connection with the Board’s annual self-assessment process.

Distribution and Review of Board Materials

      Board materials are provided to directors sufficiently in advance of Board meetings to allow directors to review and prepare for discussion of the items at the meeting. Directors should review and devote appropriate time to studying Board and committee materials distributed in advance. In some cases, due to timing or the sensitive nature of an issue, materials are presented only at the Board meeting.

Executive Sessions of Non-Management Directors

      The non-management directors meet in executive session [at least twice a year during the regularly scheduled Board meetings. The Lead Independent Director shall preside at the executive sessions.

Strategic Planning

      The Board reviews the Company’s long-term strategic plan and business unit initiatives at least annually.

3.	Structure and Functioning of Committees

Number, Structure and Independence of Committees

      The Board has four standing committees: Audit, Compensation, Corporate Governance and Nominating and Business Development.

      The Committee along with the Audit and Compensation Committees consist solely of independent directors. In addition, directors who serve on the Audit Committee must be “independent” within the meaning of the NYSE criteria for audit committee members.

      The Business Development Committee may consist of independent and non-independent directors.

      The Board may also establish and maintain other committees from time to time as it deems necessary and appropriate.

Assignment of Committee Members

      The Committee considers and makes recommendations to the Board regarding committee size, structure, composition and functioning. Board committee members and chairs are recommended to the Board by the Committee and appointed by the full Board.

Responsibilities

      The Committee along with the Audit Committee and Compensation Committee operates under a written charter that sets forth the purposes and responsibilities of the committee as well as qualifications for committee membership. Each standing committee assesses the adequacy of its charter annually and recommends changes to the Board as appropriate. All committees report regularly to the full Board with respect to their activities.

Meetings and Agendas

      Agenda items that fall within the scope of responsibilities of a Board committee are prepared in consultation with the chair of that committee. Directors are encouraged to suggest the inclusion of items on the agenda. Directors are also free to raise subjects at a Board meeting that are not on the agenda for that meeting.

      Materials related to agenda items are provided to committee members sufficiently in advance of meetings where necessary to allow the members to review and prepare for discussion of the items at the meeting.

4.	Director Access to Management, Employees and Advisors

      At the invitation of the Board, members of senior management may attend Board meetings or portions of meetings for the purpose of presenting matters to the Board and participating in discussions. Directors also have full and free access to other members of management and to employees of the Company.

      The Board has the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions. Each of the Audit, Compensation and Corporate Governance and Nominating Committees has similar authority to retain outside advisors as it determines appropriate to assist it in the performance of its functions.

5.	Director Compensation

      The Compensation Committee annually reviews the compensation of non-management directors. Director compensation is set by the Board based upon the recommendation of the Compensation Committee. Non-management directors receive a combination of cash and equity compensation for service on the Board. Employee directors do not receive separate compensation for Board service, but are reimbursed for attendance expenses.

6.	Succession Planning

      The Board plans for succession to the position of Chairman/ CEO as well as certain other senior management positions. The CEO reports to the Board annually on succession planning and management development and provides the Board with recommendations and evaluations of potential successors. The Chairman and CEO also makes available to the Board, on a continuing basis, recommendations regarding who should assume the position of Chairman/ CEO in the event that he or she becomes unable or unwilling to perform the duties of this position.

7.	Formal Evaluation of the CEO and Other Executive Officers

      The Compensation Committee is responsible for setting annual and long-term performance goals for the CEO, evaluating the CEO’s performance against those goals, and recommending the CEO’s compensation to the independent directors for approval. Both the goals and the evaluation are submitted for consideration by the independent directors meeting in executive session. The results of the evaluation are shared with the CEO and used by the Compensation Committee in considering the CEO’s compensation, which is approved by the independent directors meeting in executive session.

      The Compensation Committee also is responsible for reviewing and approving annual and long-term performance goals for other executive officers of the Company. The Committee, with the Chairman/ CEO, reviews the performance of these executive officers against the goals and sets the executive officers’ compensation.

8.	Director Orientation and Continuing Education

      The Company has an orientation process for Board members that is designed to familiarize new directors with the Company’s business, operations, finances and governance practices. The Board encourages directors to participate in educational programs to assist them in performing their responsibilities as directors.

9.	Annual Performance Evaluations

      The Board conducts an annual self-evaluation to assess its performance. The Audit, Compensation and Corporate Governance and Nominating Committees conduct annual self-evaluations to assess their performance. The ability of individual directors to contribute to the Board is considered in connection with the nomination process.

10.	Code of Business Conduct and Ethics

      The Board has adopted a Code of Business Conduct and Ethics for directors, officers and employees to foster a common set of fundamental values and operating principles. The Board oversees procedures for administering and promoting compliance with the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is posted on the Company’s website at www.barrlabs.com.

As Adopted by the Board of Directors on August 5, 2004

BARR PHARMACEUTICALS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
October 28, 2004

     The undersigned hereby appoints Bruce L. Downey and Frederick J. Killion, and each of them, as proxies, each with the power to appoint his substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders at 10:00 a.m. local time, on October 28, 2004, at The Woodcliff Lake Hilton, 200 Tice Blvd., Woodcliff Lake, NJ, 07677 and any postponements or adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or adjournments thereof.

     UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2. IN ADDITION, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

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The undersigned hereby acknowledge receipt of the proxy statement and notice of Annual Meeting to be held on October 28, 2004.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

							FOR	AGAINST	ABSTAIN
1.	Election of Directors	FOR all nominees listed (except as marked)	☐	2)	Ratification of the selection of Deloitte & Touche LLP as the independent auditor of the Company for the fiscal year ending June 30, 2005.		☐	☐	☐
	(Instructions: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below).	WITHHOLD
		AUTHORITY to vote for nominees	☐
01) Bruce L. Downey, 02) Paul M. Bisaro 03) Carole S. Ben-Malmon, 04) George P. Stephan, 05) Jack M. Kay,
	06) Harold N. Chefitz, 07) Richard R. Frankovic, 08) Peter R. Seaver, 09) James S. Gillmore, III	PLEASE DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

					YES	NO
		DO YOU PLAN TO ATTEND THE MEETING?			☐	☐

Signature	Signature	Date
(Please sign exactly as name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as each. If executed by a corporation, the proxy should be signed by a duly authorized officer.)

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Vote by Internet or Telephone or Mail
 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/brl Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.